Exhibit 99.1

For more information:
Joe McCreery - Head of Investor Relations
903-988-6425
FOR IMMEDIATE RELEASE

MARTIN RESOURCE MANAGEMENT CORPORATION
AND MARTIN MIDSTREAM PARTNERS L.P.
ANNOUNCE THE ACQUISITION OF TALEN'S MARINE & FUEL, LLC

KILGORE, TX - January 3, 2013 (GlobeNewswire) - Martin Resource Management Corporation (“MRMC”) owner of the general partner of Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today the acquisition by MMLP of all of the outstanding membership interests in Talen's Marine & Fuel, LLC (“Talen's”), effective December 31, 2012 (the “Acquisition”).

Simultaneous with the Acquisition, MMLP sold certain working capital-related assets to Martin Energy Services LLC (“MES”), a wholly-owned subsidiary of MRMC. In conjunction with its purchase of certain working capital-related assets, MES amended various service agreements with MMLP pursuant to which MMLP provides certain terminalling and marine services to MES. As with existing arrangements between MES and MMLP, MES markets and distributes marine fuel and lubricants along the Gulf Coast utilizing the assets of the shore-based marine terminals of the Partnership. The Talen's business will join the existing MES portfolio to create one of the leading providers of fuels, lubricants and full-service logistical support across the Gulf Coast region.

Including the sale of the working capital-related assets to MES, MMLP's net investment is approximately $47.4 million, subject to standard post-closing adjustments. MMLP purchased the Talen's membership interests from various subsidiaries of Quintana Energy Partners, L.P.

The combined transactions represent significant enhancement to MMLP's existing marine terminal infrastructure, adding ten marine terminal locations between Houston/Galveston, Texas and Port Fourchon, Louisiana with total incremental tankage of approximately 300,000 barrels and an additional 4,000 feet of water-accessible bulkhead. The Acquisition includes additional marine fueling barges and tug boats and delivery rolling stock. For 2013, MMLP expects incremental cash flow of approximately $6 million to $7 million from its net investment of $47.4 million in the Acquisition based on projected through-put, marine services and third party dock rental revenues. The Acquisition was funded under the Partnership's revolving credit facility.

Ruben Martin, President and Chief Executive Officer of the General Partner said, “This accretive acquisition supports our Partnership's strategy for continued stable, fee-based growth. We expect stable and growing through-put throughout our entire marine terminal system as current forecasts show favorable activity in the Gulf of Mexico. The acquisition gives MMLP a leading market position of fueling and lubricant terminals along the Gulf Coast.”

About Martin Midstream Partners L.P.
Martin Midstream Partners L.P. (NASDAQ: MMLP) is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: terminalling, storage and packaging services for certain petroleum products and by-products; NGL distribution services and natural gas storage; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution; marine transportation services for petroleum products and by-products.

Additional information concerning MMLP is available on its website at www.martinmidstream.com

About Martin Resource Management Corporation

Martin Resource Management Corporation (MRMC) through its various subsidiaries is an independent provider of marketing and distribution and transportation of hydrocarbon products and by-products including molten sulfur, sulfur-based derivatives, fuel oil, natural gas liquids (NGLs), asphalt, paper mill liquids, and other bulk tank liquids. In addition, the Company manufactures and markets processed sulfur products including fertilizer and emulsified sulfur. Additionally, the Company markets and distributes naphthenic lubricating oils for specialty applications used in the automotive, energy and petrochemical industries. Additionally, MRMC owns the general partner of the publicly traded master limited partnership, Martin Midstream Partners L.P.

Additional information concerning MRMC is available on its website at www.themartincompanies.com.

Forward-Looking Statements

Statements about Martin Midstream Partners' outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.